EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to incorporation by reference in this Registration Statement on Form S-8 of ACME Communications, Inc. of our report dated February 13, 2002, with respect to the consolidated balance sheets of ACME Communications, Inc. and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and all related schedules, which report appears in the December 31, 2001 Annual Report on Form 10-K.

/s/  KPMG LLP

Los Angeles, California
April 11, 2002